IMPERIAL INDUSTRIES, INC. AND SUBSIDIARIES

                  Statement Recomputation of Per Share Earnings



     Calculation of (loss) income per share for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                           1998           1997           1996
                                           ----           ----           ----

Income before income taxes              $1,761,000   $  892,000       $ 274,000

Income tax benefit (expense):
  Current                                  (24,000)     (47,000)              -
  Deferred                                 320,000      800,000               -
                                        ----------   ----------     -----------
                                           296,000      753,000               -
                                        ----------   ----------     -----------

Net income                               2,057,000    1,645,000         274,000

Less:  net charge for elimination
 of preferred stock                       (975,000)           -               -

Less:  dividends on redeemable
 preferred stock, $1.10 cumulative
 convertible series                       (248,000)    (330,000)       (330,000)
                                        ----------   ----------     -----------

     Net income (loss) applicable
       to common stockholders             $834,000   $1,315,000)       $(56,000)
                                        ==========   ==========     ===========

Basic earnings (loss) per
 common share                                 $.13         $.22           $(.01)
                                        ==========   ==========     ===========

Diluted earnings (loss) per
 common share                                 $.12         $.21           $(.01)
                                        ==========   ==========     ===========